Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 1st day of July, 2013

BETWEEN:

US Geothermal Inc., a body corporate having an office at 1505
Tyrell Lane Boise, Idaho 83706
(the "Company")

AND:

Kerry Hawkley of 11917 Fiddler Drive, Boise, Idaho
(the "Executive")

WHEREAS:

A.                The Company is in the business of developing and operating geothermal power generation facilities;

B.                The Executive is a senior executive with extensive Company and industry experience and the Company wishes to engage Executive as its Chief Financial Officer;

C.                The Company has determined that appropriate arrangements should be taken to encourage the continued attention and dedication of the Executive to his assigned duties without distraction;

D.                In Consideration of the Executive’s employment with the Company, the Company desires to provide the Executive with certain compensation and benefits as set forth in this Agreement in order to ameliorate the financial and career impact on the Executive in the event the Executive’s employment with the Company is terminated for a reason related to a Change in Control of the Company;

E.               The Company and the Executive (the “Parties”) wish to enter into this written Employment Agreement (“Agreement”).

NOW THEREFORE in consideration of the respective covenants and agreements herein, the Parties covenant and agree as follows:

1.	Employment

1.1 Position and Duties

The Company agrees to employ the Executive and the Executive hereby accepts employment with the Company as its Chief Financial Officer during the Term subject to the general supervision, advice and direction of the Company’s Chief Executive Officer (“CEO”) and the Company’s Board of Directors (“Board”), and subject to the terms and conditions of this Agreement. The Executive’s authority, duties and responsibilities shall be consistent with such authority, duties and responsibilities as are customary for his position. Executive shall also perform such other services and duties as the CEO or Board may from time-to-time lawfully assign or communicate to the Executive on behalf of the Company. Executive will comply with all rules, policies and procedures of Company as modified from time to time, including without limitation, rules and procedures set forth in the Company’s employee handbook, supervisor’s manuals and operating manuals. Executive will perform all of Executive’s responsibilities in compliance with all applicable laws and will ensure that the operations that Executive manages are in compliance with all applicable laws.

1.2 Term

The initial term of employment pursuant to this Agreement shall be from July 1, 2013 (the “Effective Date”) and this Agreement shall remain in full force and effect until the earlier of June 30, 2015 or until terminated as hereinafter provided. This Agreement will automatically renew at the end of the initial term and at the end of each subsequent term, for an additional one (1) year term unless either party gives written notice of non-renewal to the other at least sixty (60) days prior to the expiration of the then current term. The initial term of this Agreement and any subsequent one year extensions(s) will be referred to as the “Term.”

1.3 Service

1.3.1 During the Term the Executive shall:

i.	well and faithfully serve the Company and use his best efforts to promote the best interests of the Company;

ii.

devote one hundred percent of his working time to his Employment hereunder, and while engaged in his employment will have the authority and duty to perform and carry out such duties and responsibilities as are customarily carried out by persons holding similar positions in other renewable energy companies comparable in size to the Company and such additional and related duties as may from time to time be assigned, delegated, limited or determined by the CEO or Board;

iii.	comply in all material respects with any Company policies that may apply to the Executive from time to time;

1.3.2                During the term, and after Executive’s employment with the Company ends, the Company shall defend and indemnify Executive in connection with legal claims, lawsuits, causes of action, or liabilities asserted against him arising out of or related to his employment with the Company to the maximum extent permitted by law and the Company’s Certificate of Incorporation or Bylaws. The Company will also provide the Executive with an advance for any expenses in connection with such defense and/or indemnification to the maximum extent permitted by law and the Company’s Certificate of Incorporation or Bylaws.

2.	Other Business Activities

It is agreed that the Executive's employment hereunder shall constitute one hundred percent of his working time which shall be devoted exclusively for the benefit of the Company, and therefore, the Executive may not engage in any other business activities that would interfere with, or impede, the performance of his duties as Chief Financial Officer of the Company.

3.	Compensation

In consideration of the performance by the Executive of his responsibilities and duties as Chief Financial Officer hereunder:

i.	the Company will pay the Executive the sum of US $175,000 per annum, payable in monthly installments of $14,580 no later than the last working day of the month;

ii.	the Company will grant the Executive cash or stock bonus and/or Stock Options in such amount and on such conditions as the Board of Directors of the Company may determine from time to time;

iii.	the Company will provide the Executive and his immediate family (consisting of spouse and children) with medical, dental and related coverages as are available to the other employees of the Company;

iv.	the Company will provide a 401K retirement benefit as is available to the other employees of the Company.

4.	Expenses

The Company will reimburse the Executive for any and all reasonable and documented expenses actually and necessarily incurred by the Executive in connection with the performance of his duties under this Agreement. The Executive will furnish the Company with an itemized account of his expenses in such form or forms as may reasonably be required by the Company and at such times or intervals as may be required by the Company, and reimbursement by the Company will be made as soon as administratively practicable thereafter but in no event later than the earlier of (i) three (3) months after the date of termination and (ii) and no later than the end of the calendar year in which the expense was incurred.

5.	Vacation

The Executive will be entitled to a paid vacation of five weeks within each 12 month period under the terms of this Agreement, to be calculated from the date of commencement of employment set forth in Section 2 herein. This vacation must be taken on dates which do not adversely compromise the Executive’s performance of his duties under this Agreement.

6.	Termination

This Agreement and the Executive's employment may be terminated by the Company summarily and without notice, payment in lieu of notice, severance payments, benefits, damages or any sums whatsoever, on the occurrence of any one or more of the following events:

i.	the Executive’s failure to carry out his duties hereunder in a competent and professional manner;

ii.	the Executive’s appropriation of corporate opportunities for the Executive’s direct or indirect benefit or his failure to disclose any material conflict of interest;

iii.	the Executive’s plea of guilty to, or conviction of, an indictable offence once all appeals (if any) have been completed without such conviction having been reversed;

iv.

the existence of cause for termination of the Executive at common law including but not limited to cause related to fraud, dishonesty, illegality, breach of statute or regulation, or gross incompetence;

v.

failure on the part of the Executive to disclose material facts concerning his business interests or employment outside of his employment by the Company, provided such facts relate to the Executive’s duties hereunder;

vi.	refusal on the part of the Executive to follow the reasonable and lawful directions of the Company;

vii.	breach of fiduciary duty to the Company on the part of the Executive; or

viii.	material breach of this Agreement or gross negligence on the part of the Executive in carrying out his duties under this Agreement.

6.1                In the event of the early termination of the Agreement for any reason set out in Section 6 above, the Executive shall only be entitled to such compensation as would otherwise be payable to the Executive hereunder up to and including such date of termination, as the case may be.

6.2                This Agreement and the Executive's employment may be terminated on notice by the Company to the Executive for any reason other than for the reasons set out in Section 6 above of this Agreement upon one month’s notice to the Executive. In such event, the Executive will be entitled to payment of salary up to and including such date of termination and the pro-rata monetary equivalent of any unused vacation days accrued to the date of termination payable in accordance with usual payroll practices but in no event later than two and one-half (2 ½) months following the date of termination and the Executive shall not have any ability to influence the tax year in which payment is made. Expenses incurred up to and including such date of termination shall be reimbursed only in accordance with Section 4.

6.3                This Agreement and the Executive's employment may be terminated on notice by the Executive to the Company for any reason upon sixty (60) days’ notice to the Company. In such event, the Executive will be entitled to payment of salary up to and including such date of termination and the pro-rata monetary equivalent of any unused vacation days accrued to the date of termination. Expenses incurred up to and including such date of termination shall be reimbursed only in accordance with Section 5.

6.4                In the event that (i) Executive’s employment is terminated either by Company without Cause or by Executive for Good Reason (as defined below), and (ii) a Change of Control (as defined below) has occurred within the twelve (12) month period preceding the date of such termination, the Executive shall be entitled to receive a lump sum payment in an amount equal to eighteen (18) monthly installments of the Executive’s base annual salary as set forth under Section 3(i). Any payments made under this Section 6.4, in all events, will be paid on the 30th day following of the date of termination. For purposes of this Section 6.4, the Executive shall be considered to have had a termination of employment as of the date that the facts and circumstances indicate that it is reasonably anticipated that the Executive will perform no further services for the Company and its affiliates after such date or that the level of bona fide services for the Company and its affiliates that the Executive is expected to perform is expected to decrease permanently to no more than 20% of the average level of bona fide services that the Executive performed over the immediately preceding 36-month period. Whether the Executive has had a termination of employment will be determined in a manner consistent with the definition of “separation from service” under Code section 409A.

6.5                If this Agreement is terminated in accordance with Section 6.4 and if the Executive elects continuation coverage under COBRA, the benefits provided to the Executive pursuant to Section 3(iii) of this Agreement shall continue for the number of months of compensation the Executive is entitled to following the termination of employment pursuant to Section 6.4 or until the Executive commences alternative employment, whichever occurs first, but in no event will such coverage extend beyond the period which the Executive is eligible for COBRA continuation coverage; provided that, if such continued participation is not permissible under applicable law, Company or its successor shall provide Executive with benefits substantially similar to those to which Executive would have been entitled under those plans in which Executive’s continued participation is not permissible. The percentage of the contributions by the Company for the cost of the benefits provided pursuant to this Section 6.5 shall be at the same level as the Company’s contribution for such benefits during the Executive’s employment.

7.	CONFIDENTIAL INFORMATION

7.1                The Executive acknowledges that, by reason of the Executive's employment by the Company, the Executive will have access to Confidential Information (as defined herein) of the Company that the Company has spent time, effort and money to develop and acquire. For the purposes of this Agreement any reference to the “Company” shall mean the Company, and such respective affiliates and subsidiaries as may exist from time to time.

7.2                The Executive acknowledges that the Confidential Information is a valuable and unique asset of the Company and that the Confidential Information is and will remain the exclusive property of the Company.

7.3                The Executive agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by the Executive or disclosed to the Executive as a result of or in connection with the Executive's employment with the Company. The Executive agrees that, both during his employment with the Company and after the termination of his employment with the Company, the Executive will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform his duties hereunder or as may be consented to by prior written authorization of the Company.

7.4                The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of the Executive in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

7.5                The Executive understands that the Company has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which the Company has agreed to keep confidential. The Executive agrees that all such information shall be Confidential Information for the purposes of this Agreement.

7.6                The Executive agrees that documents, copies, records and other property or materials made or received by the Executive that pertain to the business and affairs of the Company, including all Confidential Information which is in the Executive's possession or under the Executive's control are the property of the Company and that the Executive will return same and any copies of same to the Company immediately upon termination of the Executive's employment or at any time upon the request of the Company.

8.	RESTRICTED ACTIVITIES

8.1 Restriction on Competition.

The Executive covenants and agrees with the Company that the Executive will not, without the prior written consent of the Company, at any time during his employment or for a period of twelve (12) months following the termination of the Executive's employment, for any reason, either individually or in partnership or in conjunction with any person, whether as principal, agent, shareholder, director, officer, employee, investor, or in any other manner whatsoever, directly or indirectly, advise, manage, carry on, be engaged in, own or lend money to, or permit the Executive's name or any part thereof to be used or employed by any person managing, carrying on or engaged in a geothermal business anywhere in Oregon, Idaho, Nevada, or the Republic of Guatemala or other jurisdiction in which the Company is carrying on active business which is in Direct Competition with the business of the Company or its subsidiaries.

8.2 Restriction on Solicitation.

The Executive shall not, at any time during his employment or for a period of twelve (12) months after the termination of the Executive's employment, for any reason, without the prior written consent of the Company, for his account or jointly with another, either directly or indirectly, for or on behalf of himself or any individual, partnership, corporation or other legal entity, as principal, agent, employee or otherwise, solicit, influence, entice or induce, attempt to solicit, influence, entice or induce:

i.	any person who is employed by the Company to leave such employment; or

ii.

any person, firm or corporation whatsoever, who is or was at any time in the last twelve (12) months of the Executive's employment a customer or supplier of the Company or any affiliate or subsidiary of the Company, to cease its relationship with the Company or any affiliate or subsidiary of the Company.

9.	Acknowledgement

The Executive acknowledges that damages would be an insufficient remedy for a breach by him of this Agreement and agrees that the Company may apply for and obtain any relief available to it in a court of law or equity, including injunctive relief, to restrain breach or threat of breach of this Agreement by the Executive or to enforce the covenants contained therein and, in particular, the covenants contained in Sections 8 and 9, in addition to rights the Company may have to damages arising from said breach or threat of breach.

10.	Representations and Warranties

The Executive represents and warrants to the Company that the execution and performance of this Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Executive is currently a party or by which the Executive or Executive's property is currently bound.

Executive represents and warrants to Company that Executive is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with Executive’s performance of the covenants, services and duties provided for in this Agreement. Executive agrees to indemnify Company and hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Executive that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.

Executive acknowledges and agrees that Company has made no representations or warranties with respect to the tax consequences of any of the payments or other consideration provided by the Company to Executive under the terms of this Agreement, and that Executive is solely responsible for Executive’s compliance with any and all laws applicable to such payments or other consideration.

Company may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefit or any other payments made pursuant to this Agreement, or any other contract, agreement or understanding that relates, in whole or in part, to Executive’s employment with Company, are withheld or collected from Executive.

11.	Governing Law

This Agreement shall be construed and enforced in accordance with the laws of the State of Idaho, USA.

12.	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the relationship between the Company and the Executive and supersedes all prior arrangements and agreements, whether oral or in writing between the parties hereto with respect to the subject matter hereof.

13.	Amendments

No amendment to or variation of the terms of this Agreement will be effective or binding upon the parties hereto unless made in writing and signed by both of the parties hereto.

14.	Assignment

This Agreement is not assignable by the Executive. This Agreement is assignable by the Company to any other company which controls, is controlled by, or is under common control with the Company. This Agreement shall enure to the benefit of and be binding upon the Company and its successors and permitted assigns and the Executive and his heirs, executors and administrators.

15.	Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

16.	Headings

The division of this Agreement into Sections and the insertion of headings are for convenience or reference only and shall not affect the construction or interpretation of this Agreement.

17.	Time of Essence

Time shall be of the essence in all respects of this Agreement.

18.	Independent Legal Advice

The Executive agrees that he has had, or has had the opportunity to obtain, independent legal advice in connection with the execution of this Agreement and has read this Agreement in its entirety, understands its contents and is signing this Agreement freely and voluntarily, without duress or undue influence from any party.

19.	Notice

Any notice required or permitted to be made or given under this Agreement to either party shall be in writing and shall be sufficiently given if delivered personally, by electronic transmission, or if sent by prepaid registered mail to the intended recipient of such notice at their respective addresses set forth below or to such other address as may, from time to time, be designated by notice given in the manner provided in this Section:

In the case of Company:

US Geothermal Inc.
1505 Tyrell Lane
Boise, Idaho 83706
Attention: Corporate Secretary

Phone No.: (208) 424-1027
Fax No.: (208) 424-1030

In the case of Executive:

Kerry D. Hawkley
11917 Fiddler Drive,
Boise, Idaho 83713
Telephone No.: (208) 939-8369

Any notice delivered to the party to whom it is addressed shall be deemed to have been given and received on the day it is so delivered or, if such day is not a business day, then on the next business day following any such day. Any notice mailed shall be deemed to have been given and received on the 10th business day following the date of mailing. In the case of facsimile transmission, notice is deemed to have been given or served on the party to whom it was sent at the time of dispatch if, following transmission, the sender receives a transmission confirmation report or, if the sender’s facsimile machine is not equipped to issue a transmission confirmation report, the recipient confirms in writing that the notice has been received.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

US GEOTHERMAL INC.

By: /s/ Dennis J. Gilles

SIGNED by the Executive in the presence of:

/s/ Robert A. Cline	/s/ Kerry D. Hawkley
Witness	Kerry D. Hawkley

Robert A. Cline_____________
Printed Name of Witness

SCHEDULE “A”

DEFINITIONS

The following terms shall have the following definitions:

(a) “Board” means the Board of Directors of the Company;

(b) “Cause” has the meaning commonly ascribed to the phrase “cause” or “just cause for termination” at common law and, without limiting the foregoing, includes any of the following acts or omissions by Executive:

i.	willful misconduct in the performance of Executive’s duties which is materially injurious to Company;

ii.	refusal, without proper reason, to perform his duties after being provided notice within sixty days of any alleged refusal and an opportunity to cure same;

iii.

committing an act of fraud, embezzlement, or willful breach of a fiduciary duty to Company, or a material breach of this Agreement (including the unauthorized disclosure of confidential or proprietary material information of Company or other violations of Sections 7 or 8);

iv.	being convicted of (or pleading no contest to) a crime involving fraud, dishonesty, or moral turpitude or any felony; or

v.

being convicted of (or pleading no contest to) any violation of U.S. or foreign securities laws or entering into a cease and desist order with the Securities and Exchange Commission alleging violation of U.S. or foreign securities laws. No act, or failure to act, on Executive's part shall be considered “willful” unless done, or omitted to be done, by him other than in good faith and without reasonable belief that his action or omission was in the best interest of Company.

(c) “Change of Control” means an event occurring after the effective date of this Agreement pursuant to which:

i.

a merger, amalgamation, arrangement, consolidation, reorganization or transfer takes place in which securities of the Company possessing more than 50% of the total combined voting power of the Company’s outstanding voting securities are acquired by a person or persons different from the person holding those voting securities immediately prior to such event, and the composition of the board of Directors of the Company following such event is such that the directors of the Company prior to the transaction constitute less than 50% of the Board membership following the event;

ii.

any person or any combination of persons acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding acquires, directly or indirectly, 50% or more of the voting rights attached to all outstanding voting securities; public and private placement share offerings are exempt from this clause;

iii.

any person, or combination of persons, acting jointly or in concert by virtue of an agreement, arrangement or commitment or understanding acquires, directly or indirectly, the right to appoint a majority of the directors of the Company; or

iv.

the Company sells, transfers or otherwise disposes of all or substantially all of its assets, except that no Change of Control will be deemed to occur if such sale or disposition is made to a subsidiary or subsidiaries of the Company.

(d) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Confidential Information” means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company (including the Executive) or received by the Company from an outside source which is maintained in confidence by the Company or any of its employees, contractors or customers including, without limitation:

i.

any ideas, drawings, maps, improvements, know-how, research, geological records, drill logs, inventions, innovations, products, services, sales, scientific or other formulae, core samples, processes, methods, machines, procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs or software, records, data, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any inventions or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the business or affairs of the Company or that result from its marketing, research and/or development activities;

ii.

any information relating to the relationship of the Company with any personnel, suppliers, principals, investors, contacts or prospects of the Company and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons;

iii.

any marketing material, plan or survey, business plan, opportunity or strategy, development plan or specification or business proposal, or any information relating to any geothermal projects in which the Company has an actual or potential interest;

iv.	financial information, including the Company's costs, financing or debt arrangements, income, profits, salaries or wages; and

v.	any information relating to the present or proposed business of the Company.

(g) “Direct Competition” means the ownership, development, or advising regarding the same property or property located within 30 miles to one owned by the Company or one of its subsidiaries or affiliates.

(h) “Good Reason” shall mean any one of the conditions set forth below, provided that Executive must provide notice to the Company within sixty (60) days of the existence of such condition and the Company will have thirty (30) days from receipt of such notice to remedy the condition, and the termination of employment occurs no later than two years following the initial existence of such condition. If the condition is not remedied within such 30 day period, the following conditions will constitute “Good Reason”:

i.	A material diminution in the Executive’s base compensation; or,

ii.	A material diminution in the Executive’s authority, duties, or responsibilities; or,

iii.	A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report; or,

iv.	A material diminution in the budget over which the Executive retains authority; or,

v.	A material change in the geographic location at which the Executive must perform the services; or

vi.	Any other action that constitutes a material breach by the Company of this Agreement;

If in the future, the Company determines to split the position of Chief Financial Officer into two positions, consisting of Chief Financial Officer and Chief Accounting Officer, to be held by separate individuals, the parties agree that such modification of Executive’s employment shall not constitute “Good Reason” pursuant to subsections (ii) and (iii) hereof, so long as Executive holds one of the two positions.

(i) “Person” means an individual, partnership, association, company, body corporate, trustee, executor, administrator, legal representative and any national, provincial, state or municipal government; and

(j) “Specified Employee” means a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code.

(k) “Stock” means the Company’s common stock, which is, as of the Effective Date of this Agreement, publicly traded on the NYSE MKT.

(l) “Stock Option” means an option to purchase shares of Company Stock granted pursuant to the Company’s Stock Option Plan or another plan approved by the Company’s Board of Directors, subject to the terms of such grant and this Agreement. Any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code shall be an incentive stock option; any option not qualifying as an incentive stock option shall be a non-qualified stock option.

(m) “Stock Option Plan” means the 2009 Stock Incentive Plan for U.S. Geothermal Inc. as amended from time to time, or another plan adopted and approved by the Company’s Board of Directors.”